Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on July 26, 2005

NCR Reports Second-Quarter 2005 Results

•	Teradata Data Warehousing generates operating margin of 21 percent

•	Customer Services operating income improves $30 million from second quarter of 2004

•	$114 million increase in cash from operations versus second quarter of 2004

•	Further increasing full-year earnings-per-share guidance

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported earnings of $0.67 per share and revenue of $1.47 billion for the quarter ended June 30, 2005. The 1 percent revenue increase from the second quarter of 2004 was benefited by 2 percentage points from currency fluctuations. Due to the strengthening U.S. dollar, the year-over-year revenue comparison included 2 percentage points less of benefit than NCR anticipated when it provided revenue guidance for the second quarter.

NCR reported second-quarter net income of $127 million, or $0.67 per share. This included the benefit of $64 million from the favorable settlement of prior-year tax audits, $19 million of incremental pension expense associated with a previously announced early-retirement program and the net benefit of $9 million from other non-operational items described below. Excluding these items, NCR generated $70 million of net income, or $0.37 per share.(1)

“We are pleased with NCR’s continued operating margin improvement in the quarter. The better-than-expected results were led by higher-than-expected revenue growth and profitability in our Teradata Data Warehousing business, continued improvement in our Customer Services business, as well as NCR’s continued success in executing our multiyear profit improvement plan,” said James M. Ringler, director and interim chief executive officer of NCR. “Those contributions enabled NCR to exceed earnings expectations despite lower-than- expected results in our Financial Self Service business.”

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Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported second-quarter revenue of $361 million, up 9 percent from the second quarter of 2004. The second-quarter year-over-year revenue comparison included a 2 percentage point benefit from currency fluctuations.

Operating income of $76 million increased 27 percent from the prior-year period. Operating margin increased more than 300 basis points to 21 percent. The increase in profitability was due to higher volume and increased profitability from support services.

Financial Self Service (ATMs)

The Financial Self Service segment generated second-quarter revenue of $323 million, down 2 percent from a very strong year-ago period. The second-quarter year-over-year revenue comparison included a 2 percentage point benefit from currency fluctuations. Financial Self Service revenue was lower than expected due to the adverse timing of transactions in Eastern Europe and China as well as less benefit than anticipated from currency translation.

Operating income of $43 million was down from $54 million in the strong second quarter of 2004, primarily due to lower volume, an adverse mix of transactions and the impact of increased pricing pressure.

Retail Store Automation

Retail Store Automation revenue of $211 million was roughly the same as the revenue generated in the second quarter of 2004. The second-quarter year-over-year revenue comparison included a benefit of 1 percentage point from currency fluctuations.

Retail Store Automation improved its operating profit to $6 million largely due to expense reductions and a higher volume of revenues from self-service technologies.

Customer Services

Customer Services revenue was down 4 percent to $456 million due to the company’s strategy to reduce revenues associated with third-party products. Although total Customer Services revenues declined as anticipated, ATM maintenance revenues increased 10 percent from the second quarter of 2004. The year-over-year revenue comparison included a benefit of 2 percentage points from currency fluctuations.

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NCR’s strategic shift to focus on maintenance of NCR-branded products and structural changes being made to optimize the efficiency of its Customer Services business resulted in operating income of $8 million, a $30 million improvement from the second quarter of 2004.

Non-Operating Items

Other Income in the quarter included a $15 million gain from the sale of real estate in Dayton. NCR is using $6 million of the gain from the real estate transaction to provide multiyear funding of NCR’s charitable foundation for reinvestment back into its local communities. Excluding these items(1), Other Expense was $3 million in the second quarter of 2005 compared to $2 million of Other Expense in the prior-year period.

The company now expects to lower its tax rate to 22 percent for 2005 primarily due to legal entity restructuring. As a result, NCR’s operational tax rate for the second quarter of 2005 was 20 percent, adjusting for the 25 percent tax rate used in the first quarter.

Additionally in the second quarter, the company’s GAAP results included the non-cash benefit of $64 million related to the successful resolution of prior-year tax audits.

Cash Flow

NCR’s cash from operations increased to $195 million from $81 million in the second quarter of 2004. Capital expenditures in the second quarter of 2005 were $62 million, compared to $67 million of capital expenditures in the year-ago period. NCR generated $133 million of free cash flow (cash from operations less capital expenditures) in the second quarter of 2005 versus $14 million in the year-ago period.(3)

Assuming approximately $250 million of capital expenditures, NCR is increasing its expectation for cash flow from operations less capital expenditures, or free cash flow, to $240 million to $250 million in 2005.

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	For the Period Ended June 30
	Three Months		Six Months
	2005	2004	2005	2004
Cash provided by operating activities (GAAP) (3)	$195	$81	$206	$90
Less capital expenditures for:
Net expenditures for reworkable service parts	(25)	(22)	(43)	(39)
Expenditures for property, plant and equipment	(16)	(22)	(32)	(33)
Additions to capitalized software	(21)	(23)	(37)	(40)

Total capital expenditures	(62)	(67)	(112)	(112)

Free cash flow (non-GAAP measure) (3)	$133	$14	$94	$(22)

Balance Sheet

NCR ended the first quarter with $724 million in cash, cash equivalents and short-term investments, an increase from the $655 million cash balance on March 31, 2005. NCR’s cash balance increased due to free cash flow generation exceeding net cash used for share repurchases.

NCR repurchased approximately 2.8 million shares of NCR common stock for approximately $98 million during the second quarter. The company has $138 million remaining on its current share-repurchase authorization from its board of directors.

As of June 30, 2005, NCR had short- and long-term debt of $308 million, versus $309 million as of March 31, 2005.

Outlook

NCR is adjusting its revenue guidance to reflect the strengthening of the U.S. dollar. As a result, NCR now does not expect any benefit from currency translation in the third-quarter or the full-year revenue comparisons.

For the third quarter, NCR expects total revenue to grow 2 percent to 3 percent from the prior-year period. Earnings per share for the third quarter are expected to be $0.28 to $0.33.

For the full year, total revenue is expected to increase 1 percent to 2 percent. Including the non-operational items described earlier, NCR expects its GAAP earnings per share to be $1.75 to $1.80. Excluding the net benefit of the non-operational items identified and included in NCR’s first- and second-quarter results, and using a 22 percent tax rate, NCR is further increasing its guidance for 2005 earnings per share to $1.47 to $1.52 per share.

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	Third-Quarter 2005 Guidance	Updated 2005 Full-Year Guidance
Year - over - year revenue growth:
Total NCR	2 -3%	1-2%
Teradata Data Warehousing	8-10%	6-8%
Financial Self Service (ATMs)	6-10%	4-6%
Retail Store Automation	(2-3)%	1-2%
Customer Services	(3-4)%	(4-5)%

Earnings per share – GAAP	$0.28–0.33	$1.75-1.80
Earnings per share – Non-GAAP (1)	$0.28–0.33	$1.47–1.52

Reconciliation of GAAP to Non-GAAP Measures(1)

Non-GAAP measures exclude the effect of the items listed below

	Results		Guidance
	Q2 2005	Q2 2004	Q3 2005	FY 2005
Earnings Per Share (GAAP)	$0.67	$0.63	$0.28-$0.33	$1.75-$1.80
Benefit from the resolution of prior-year tax audits	0.34	0.44	—	0.34
Early retirement - related pension expense	(0.08)	—	—	(0.08)
Gains from real estate transactions	0.06	—	—	0.06
Multiyear funding of NCR’s charitable foundation	(0.02)			(0.02)
Receipt of acquisition - related break-up fee	—	0.01	—	—
Net effect of non - operational items in Q1 2005(4)	—	—	—	(0.02)

Adjusted Earnings Per Share (Non-GAAP)	$0.37	$0.18	$0.28-$0.33	$1.47-$1.52

2005 Second-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s second-quarter results during a conference call today at 10:00 a.m. (ET). Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2005 second-quarter operating results is also available on NCR’s Web site.

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About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata data warehouses and IT services provide Relationship Technology solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 28,300 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors.

(1)	NCR’s management looks at the company’s earnings-per-share results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses its earnings per share excluding these items to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. This non-GAAP measure should not be considered as a substitute for or superior to earnings per share determined in accordance with GAAP.

(2)	The operating segment results discussed in this earnings release exclude the impact of $52 million of pension expense in the second quarter of 2005 and $32 million of pension expense in the second quarter of 2004. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.

(3)	NCR defines free cash flow as cash provided by operating activities less capital expenditures for reworkable service parts, property, plant and equipment and additions to capitalized software. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP, or as a proxy for cash flow available for discretionary spending.

(4)	Items include a $0.05 per share charge to decrease the value of an equity investment which was partially offset by a $0.03 per share benefit from the reduction of accruals made in previous periods for purchased goods and services.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-service solutions) by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by the company and the recent change in the company’s chief executive officer position; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) such as the future impact of expensing stock options and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2005	2004	2005	2004
Revenue

Products	$762	$761	$1,440	$1,389
Services	708	691	1,373	1,353

Total revenue	1,470	1,452	2,813	2,742

Cost of products	495	478	933	888
Cost of services	579	581	1,113	1,139

Total gross margin	396	393	767	715
% of Revenue	26.9%	27.1%	27.3%	26.1%

Selling, general and administrative expenses	265	281	523	554
Research and development expenses	58	59	117	116

Income from operations	73	53	127	45
% of Revenue	5.0%	3.7%	4.5%	1.6%

Other (income) expense, net	(6)	2	8	—

Income before income taxes	79	51	119	45
% of Revenue	5.4%	3.5%	4.2%	1.6%

Income tax benefit	(48)	(71)	(38)	(72)

Net income	$127	$122	$157	$117

% of Revenue	8.6%	8.4%	5.6%	4.3%

Net income per common share
Basic	$0.68	$0.65	$0.84	$0.62

Diluted	$0.67	$0.63	$0.82	$0.61

Weighted average common shares outstanding
Basic	186.2	188.3	186.3	188.7
Diluted	190.3	192.3	190.8	192.3

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2005	2004	% Change	2005	2004	% Change
Revenue by segment

Data Warehousing
Data Warehousing solution	$282	$260	8%	$556	$495	12%
Data Warehousing support services	79	71	11%	155	142	9%

Total Data Warehousing	361	331	9%	711	637	12%

Financial Self Service	323	330	(2)%	595	581	2%

Retail Store Automation	211	212	—	386	377	2%

Customer Services
Customer Services Maintenance:
Financial Self Service	153	139	10%	301	277	9%
Retail Store Automation	117	116	1%	231	229	1%
Payment & Imaging and Other	33	32	3%	64	64	—
Third - Party Products and Exited Businesses	70	82	(15)%	143	173	(17)%

Total Customer Services Maintenance	373	369	1%	739	743	(1)%
Third - Party Products	14	21	(33)%	25	42	(40)%
Professional and installation-related services	69	84	(18)%	139	156	(11)%

Total Customer Services	456	474	(4)%	903	941	(4)%

Systemedia	122	117	4%	236	231	2%

Payment & Imaging and Other	41	42	(2)%	74	74	—
Elimination of installation - related services revenue included in both the Customer Services segment and other segments	(44)	(54)	(19)%	(92)	(99)	(7)%

Total revenue	$1,470	$1,452	1%	$2,813	$2,742	3%

Operating income (loss) by segment

Data Warehousing	$76	$60		$148	$109
Financial Self Service	43	54		68	71
Retail Store Automation	6	5		3	(3)
Customer Services	8	(22)		17	(41)
Systemedia	(1)	1		(1)	3
Payment & Imaging and Other	6	4		7	—
Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(13)	(17)		(29)	(30)

Subtotal - Segment operating income	125	85		213	109
Pension expense	(52)	(32)		(86)	(64)

Total income from operations	$73	$53		$127	$45

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	June 30 2005	March 31 2005	December 31 2004
Assets

Current assets
Cash, cash equivalents and short-term investments	$724	$655	$750
Accounts receivable, net	1,184	1,284	1,304
Inventories, net	369	356	355
Other current assets	232	243	224

Total current assets	2,509	2,538	2,633

Reworkable service parts and rental equipment, net	224	222	224
Property, plant and equipment, net	408	432	446
Goodwill	124	124	124
Prepaid pension cost	1,346	1,419	1,446
Deferred income taxes	409	375	372
Other assets	298	288	309

Total assets	$5,318	$5,398	$5,554

Liabilities and stockholders’ equity
Current liabilities
Short - term borrowings	$2	$3	$2
Accounts payable	434	429	492
Payroll and benefits liabilities	230	230	328
Deferred service revenue and customer deposits	449	486	407
Other current liabilities	438	469	495

Total current liabilities	1,553	1,617	1,724

Long - term debt	306	306	307
Pension and indemnity plan liabilities	491	513	517
Postretirement and postemployment benefits liabilities	245	241	244
Income taxes	461	496	492
Other liabilities	156	159	166
Minority interests	14	16	18

Total liabilities	3,226	3,348	3,468

Total stockholders’ equity	2,092	2,050	2,086

Total liabilities and stockholders’ equity	$5,318	$5,398	$5,554

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2005	2004	2005	2004
Operating activities
Net income	$127	$122	$157	$117

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63	69	126	136
Deferred income taxes	—	2	—	4
Income tax settlement	(64)	(85)	(64)	(85)
Other adjustments to income, net	(11)	2	1	(1)
Changes in assets and liabilities:
Receivables	106	(24)	125	35
Inventories	(14)	(42)	(14)	(75)
Current payables	11	60	(142)	(74)
Deferred service revenue and customer deposits	(37)	(18)	42	65
Employee severance and pension	26	7	38	7
Other assets and liabilities	(12)	(12)	(63)	(39)

Net cash provided by operating activities	195	81	206	90

Investing activities
Purchases of short - term investments	—	(5)	—	(15)
Proceeds from sales and maturities of short-term investments	—	5	—	15
Net expenditures and proceeds for reworkable service parts	(25)	(22)	(43)	(39)
Expenditures for property, plant and equipment	(16)	(22)	(32)	(33)
Proceeds from sales of property, plant and equipment	5	—	7	7
Additions to capitalized software	(21)	(23)	(37)	(40)
Other investing activities, net	(1)	(6)	2	(17)

Net cash used in investing activities	(58)	(73)	(103)	(122)

Financing activities
Purchase of Company common stock	(98)	(92)	(218)	(182)
Short - term borrowings, net	(1)	1	—	1
Cash received from real estate transaction	—	—	—	50
Proceeds from employee stock plans	42	51	102	108
Other financing activities, net	—	1	—	1

Net cash used in financing activities	(57)	(39)	(116)	(22)

Effect of exchange rate changes on cash and cash equivalents	(11)	(2)	(13)	(2)

Increase (decrease) in cash and cash equivalents	69	(33)	(26)	(56)
Cash and cash equivalents at beginning of period	655	616	750	639

Cash and cash equivalents at end of period	$724	$583	$724	$583